Exhibit 10.5
NONQUALIFIED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
COVERING OFFICER-EMPLOYEES OF
CSS INDUSTRIES, INC. AND ITS AFFILIATES
(Amended and Restated, Effective as of January 1, 2009)

i

TABLE OF CONTENTS

Page

Section 6.06 Statement of Accounts	9

ARTICLE VII VESTING	9

Section 7.01 Vesting of Employer Contributions	9

Section 7.02 Vesting of Discretionary Contributions	9

Section 7.03 Vesting of Prior CSS Contributions and Prior Subsidiary Contributions	9

Section 7.04 Vesting of Prior Grandfathered CSS Contributions and Prior Grandfathered Subsidiary Contributions	9

ARTICLE VIII DISTRIBUTIONS	10

Section 8.01 Distribution from Employer Contribution Account, Discretionary Contribution Account, Prior CSS Contribution Account and Prior Subsidiary Account for Participants Who Are Not Deemed Specified Employees	10

Section 8.02 Distribution for Participants from Employer Contribution Account, Discretionary Contribution Account, Prior CSS Contribution Account and Prior Subsidiary Account Who Are Deemed Specified Employees	10

Section 8.03 Distribution for Participants from Prior Grandfathered CSS Contribution Account and Prior Grandfathered Subsidiary Contribution Account	10

Section 8.04 Other Distribution Forms or Time	10

ARTICLE IX MISCELLANEOUS	11

Section 9.01 Amendment and Termination	11

Section 9.02 Claims Procedures	11

Section 9.03 Designation of Beneficiary	12

Section 9.04 Limitation of Participant’s Right	12

Section 9.05 No Limitation on Employer Actions	12

Section 9.06 Obligations to Employer	13

Section 9.07 Nonalienation of Benefits	13

Section 9.08 Protective Provisions	13

Section 9.09 Withholding Taxes	13

Section 9.10 Unfunded Status of Plan	13

Section 9.11 Trust Fund	13

Section 9.12 Severability	14

Section 9.13 Successors	14

NONQUALIFIED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
COVERING OFFICER-EMPLOYEES OF
CSS INDUSTRIES, INC. AND ITS SUBSIDIARIES
ARTICLE I
HISTORY AND PURPOSE OF THE PLAN
Section 1.01 History. CSS previously adopted the Prior CSS Plan. In addition, certain Subsidiaries of CSS previously adopted the Prior Subsidiary Plans. CSS has determined to merge the Prior Subsidiary Plans with and into the Prior CSS Plan, effective as of January 1, 2009, so that CSS sponsors one plan for itself and its participating Subsidiaries. The Prior CSS Plan will be the surviving plan. In addition, CSS has determined to amend and restate the surviving Prior CSS Plan, as merged with the Prior Subsidiary Plans, to incorporate the requirements of section 409A of the Code and its corresponding regulations with respect to that portion of each Participant’s Account that is subject to the requirements of section 409A of the Code, as well as to make certain design changes that will be reflected in the surviving CSS Plan. This Plan document shall reflect the terms and conditions of the surviving Prior CSS Plan, as amended and restated, effective as of January 1, 2009. This Plan document covers any Participant who was entitled to receive a benefit from the Prior CSS Plan or a Prior Subsidiary Plan as of December 31, 2008, but did not receive payment of his benefit under such plans as of such date, as well as any individual who becomes a Participant in the Plan on or after January 1, 2009. Benefit payments commencing prior to January 1, 2009 are governed by the terms of the Prior CSS Plan or Prior Subsidiary Plans as they existed prior to January 1, 2009 and are either grandfathered from the requirements of section 409A of the Code or payable pursuant to a fixed scheduled as required by, and in compliance with, section 409A of the Code, with payments made between January 1, 2005 and December 31, 2008 that are subject to the requirements of section 409A of the Code, such plans have been operated in accordance with the transition relief established by the Treasury Department and Internal Revenue Service pursuant to section 409A of the Code.
Section 1.02 Purpose. The purpose of the Plan, as amended and restated effective as of the Effective Date, is to recognize the services provided by certain key employees and officers of CSS and its Subsidiaries. The Plan is intended to make additional retirement benefits and increased financial security available to the Participant’s on a tax-favored basis by providing additional Employer contributions that cannot be made under the Qualified Plans of CSS and its Subsidiaries due to certain restrictions applicable under the Code. CSS intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code and administered as a non-qualified “top-hat” plan exempt from the substantive requirements of ERISA. CSS also intends that the Plan shall be maintained and operated in accordance with the requirements of section 409A of the Code and its corresponding regulations, with respect to amounts subject to such requirements.
Section 1.03 Employer Contributions Covered by the Plan. The Plan covers amounts credited to Accounts on behalf of Participants that have not been fully distributed to Participants prior to January 1, 2009.
Section 1.04 Definitions. All capitalized terms in this Article I shall have the meanings ascribed to them in Article II below.

ARTICLE II
DEFINITIONS
For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:
Section 2.01 “Account(s)” means the Employer Contribution Account, the Discretionary Contribution Account, the Prior CSS Contribution Account, the Prior Subsidiary Contribution Account, the Prior Grandfathered CSS Contribution Account and the Prior Grandfathered Subsidiary Contribution Account, as applicable, maintained for a Participant pursuant to Article VI.
Section 2.02 “Beneficiary” means the person or persons designated as such in accordance with Section 9.03.
Section 2.03 “Beneficiary Designation Agreement” means the agreement that the Participant completes to designate his Beneficiary.
Section 2.04 “Board” means the Board of Directors of CSS.
Section 2.05 “Code” means the Internal Revenue Code of 1986, as amended from time to time (or a successor law of comparable intent).
Section 2.06 “Committee” means the Human Resources Committee of the Board or its delegate, or such other committee appointed by the Board to administer the Plan.
Section 2.07 “Compensation” means, for each Participant, compensation as defined by the Qualified Plan to which such Participant participates and for which the Participant’s Qualified Plan Contribution under such Qualified Plan is based, without regard to the compensation limitation under section 401(a)(17)(A) of the Code, as adjusted in accordance with section 401(a)(17)(B) of the Code.
Section 2.08 “CSS” means CSS Industries, Inc.
Section 2.09 “Discretionary Contribution” means an amount credited to a Participant’s Discretionary Contribution Account in accordance with Section 5.02.
Section 2.10 “Discretionary Contribution Account” means the Account maintained for a Participant to which Discretionary Contributions are credited pursuant to Section 5.02 for each Plan Year on and after the Effective Date.
Section 2.11 “Effective Date” means January 1, 2009, the effective date of this amendment and restatement of the Plan.

Section 2.12 “Eligible Employee” means an Employee who is a member of a group of “key management or other highly compensated employees” of the Employer within the meaning of sections 201, 301 and 401 of ERISA, and who is designated by the Committee, based on recommendations from the respective Employer, as eligible to participate in the Plan. Exhibit A lists those Employees who are Eligible Employees as of the Effective Date and will be updated by the Committee to reflect those Employees who become Eligible Employees after the Effective Date. The Committee may prospectively determine that an Eligible Employee is no longer eligible to participate.
Section 2.13 “Employee” means any individual employed by the Employer on a full-time basis as an employee.
Section 2.14 “Employer” means CSS and any Subsidiary which is authorized by the Board to adopt the Plan as a participating employer and cover its Eligible Employees and whose designation as such has become effective upon acceptance of such status by the Subsidiary. A Subsidiary may revoke its acceptance as a participating employer in the Plan at any time, but until such acceptance has been revoked, all of the provisions of the Plan and amendments thereto shall apply to the Eligible Employees of the Subsidiary. In the event the designation is revoked by a Subsidiary, the Plan shall be deemed terminated only with respect to such Subsidiary. The duties and responsibilities of the “Employer” as they relate to a particular Participant shall be satisfied by the Employer in the manner determined by CSS in accordance with the terms of the Plan.
Section 2.15 “Employer Contribution” means an amount credited to a Participant’s Employer Contribution Account in accordance with Section 5.01.
Section 2.16 “Employer Contribution Account” means the Account maintained for a Participant to which Employer Contributions are credited pursuant to Section 5.01 for each Plan Year on and after the Effective Date.
Section 2.17 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (or a successor law of comparable intent).
Section 2.18 “Investment Funds” means the deemed investment options designated by the Committee. Each Participant shall designate the Investment Funds pursuant to which deemed earnings (losses) shall be credited to the Participant’s Account(s) in accordance with Article VI.
Section 2.19 “Participant” means each Eligible Employee who is designated as participating in the Plan by the Committee or its designee and is participating in the Plan in accordance with the provisions of Article IV. In the event of the death or incompetency of a Participant, the term shall mean his Beneficiary, personal representative or guardian, as applicable. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant’s Account(s) under the Plan.
Section 2.20 “Plan” means this Nonqualified Supplemental Executive Retirement Plan Covering Officer-Employees of CSS Industries, Inc. and Its Affiliates, as may be amended from time to time.

Section 2.21 “Plan Year” means the twelve month period beginning on each January 1 and ending on the following December 31.
Section 2.22 “Prior CSS Contribution Account” means the Account maintained for a Participant to which were credited Prior CSS Contributions under the Prior CSS Plan.
Section 2.23 “Prior CSS Contributions” means any CSS contributions, plus deemed earnings (and losses), credited pursuant to the Prior CSS Plan to a Participant’s account under such plan that were not earned and vested as of December 31, 2004, and are now subject to this Plan.
Section 2.24 “Prior Grandfathered CSS Contribution Account” means the Account maintained for a Participant to which were credited Prior Grandfathered CSS Contributions under the Prior CSS Plan.
Section 2.25 “Prior Grandfathered CSS Contributions” means any CSS contributions, plus deemed earnings (and losses), credited pursuant to the Prior CSS Plan to a Participant’s account under such plan that were earned and vested as of December 31, 2004, and are now subject to this Plan.
Section 2.26 “Prior CSS Plan” means the Non-qualified Supplemental Executive Retirement Plan covering Officers-Employees of CSS Industries, Inc. adopted pursuant to the prior Policy Memorandum, as amended from time to time, and for which Prior CSS Contributions and Prior Grandfathered CSS Contributions were made prior to the Effective Date.
Section 2.27 “Prior Subsidiary Contribution Account” means the Account maintained for a Participant to which were credited Prior Subsidiary Contributions under the Prior Subsidiary Plan.
Section 2.28 “Prior Subsidiary Contributions” means any Subsidiary contributions, plus deemed earnings (and losses), credited pursuant to a Prior Subsidiary Plan to a Participant’s account under such plan that were not earned and vested as of December 31, 2004, and are now subject to this Plan.
Section 2.29 “Prior Grandfathered Subsidiary Contribution Account” means the Account maintained for a Participant to which were credited Prior Grandfathered Subsidiary Contributions under the Prior Subsidiary Plan.
Section 2.30 “Prior Grandfathered Subsidiary Contributions” means any CSS contributions, plus deemed earnings (and losses), credited pursuant to a Prior Subsidiary Plan to a Participant’s account under such plan that were earned and vested as of December 31, 2004, and are now subject to this Plan.
Section 2.31 “Prior Subsidiary Plan” means each nonqualified deferred compensation plan maintained by a Subsidiary pursuant to a Policy Memorandum, as amended from time to time, that is listed on the attached Exhibit B and for which Prior Subsidiary Contributions and Prior Grandfathered Subsidiary Contributions were made prior to the Effective Date.

Section 2.32 “Qualified Plan” means the qualified plan maintained by an Employer that is intended to meet the requirements of section 401(k) of the Code and provides for discretionary Employer contributions.
Section 2.33 “Qualified Plan Contribution” means the Employer’s discretionary contribution to a Qualified Plan that is based solely on a percentage of the Participant’s eligible compensation for purposes of the Qualified Plan and is not intended as either a matching contribution or a qualified non-elective contribution under such Qualified Plan. For each Plan Year, the Qualified Plan Contribution shall be equal to the percentage then used in deriving the dollar amount approved by the Employer’s Board of Directors as the Employer’s Qualified Plan Contribution to the Qualified Plan for such Plan Year.
Section 2.34 “Qualified Plan Contribution Percentage” means the percentage of the Qualified Plan Contribution made by the Employer to the Qualified Plan for the Plan Year.
Section 2.35 “Release” means the release and discharge of the Employer and all affiliated persons and entities from any and all claims, demands and causes of action relating to the Participant’s employment with the Employer, other than as to any vested benefits to which the Participant may be entitled under any Employer benefit plan, which will be in such form as may be proscribed by the Employer, acting as plan sponsor and as a fiduciary, from time to time and with such modifications as the Employer deems appropriate for a Participant’s individual situation.
Section 2.36 “Separation Date” means the date on which a Participant incurs a Separation From Service.
Section 2.37 “Separation From Service” means a Participant’s separation from service with the Employer within the meaning of section 409A of the Code and the regulations issued thereunder.
Section 2.38 “Specified Employee” means any Participant who, at any time during the twelve month period ending on the identification date (as determined by CSS or its delegate), is a specified employee under section 409A of the Code, as determined by CSS (or its delegate). The determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by CSS (or its delegate) in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.
Section 2.39 “Subsidiary” means any directly or indirectly affiliated subsidiary corporation of CSS.

ARTICLE III
ADMINISTRATION OF THE PLAN AND DISCRETION
Section 3.01 Committee Authority. The Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations, including factual determinations, and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All actions taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Employers, the Employees, the Participants, the Beneficiaries and all other persons and entities having an interest therein.
Section 3.02 Compensation and Expenses. Members of the Committee shall serve without compensation for their services unless otherwise determined by CSS. All expenses of administering the Plan shall be paid by the Employer.
Section 3.03 Indemnification. CSS shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of CSS) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.
Section 3.04 Decisions of the Committee. Any decisions, actions or interpretations to be made under the Plan by the Committee acting on behalf of an Employer shall be made in its sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan. As a condition of participating in the Plan, each Participant expressly acknowledges, through his participation in the Plan, that all decisions and determinations of the Committee shall be final and binding on the Participant, his Beneficiaries and any other person having or claiming an interest on behalf of a Participant under the Plan.
ARTICLE IV
PARTICIPATION
Section 4.01 Eligibility to Participate. The rights of a Participant whose participation in the Plan commenced prior to the Effective Date and who is entitled to receive a benefit under the Prior CSS Plan and/or Prior Subsidiary Plan on December 31, 2008, but did not receive payment of his benefit prior to the Effective Date, shall be a Participant in the Plan as of the Effective Date and such Participant’s benefit shall be governed by the terms of the Plan as set forth herein. Each other Employee shall become an Eligible Employee and therefore a Participant on the date the Committee determines such Employee shall be an Eligible Employee for purposes of the Plan; provided, however, that the effective date on which such Employee shall become an Eligible Employee shall be the first Plan Year that follows the date on which the individual is designated as an Eligible Employee for purposes of the Plan.

Section 4.02 Procedure for and Effect of Admission. Each Eligible Employee who becomes eligible for admission to participation in the Plan shall be notified by the Committee as soon as administratively practicable following the date the Committee has determined that the Employee shall become an Eligible Employee but, in any event, prior to the Plan Year in which such individual may first participate in the Plan. By becoming a Participant, each Eligible Employee shall for all purposes be deemed conclusively to have assented to the terms of the Plan and to all amendments thereto.
Section 4.03 Change in Status. A Participant who ceases to be employed as an Eligible Employee (whether or not he is still employed in another capacity by the Employer or a non-participating Subsidiary) shall no longer be eligible to participate in the Plan as an active Participant for purposes of eligibility to receive Employer Contributions and Discretionary Contributions until he again becomes an Eligible Employee, at which time he will again become an active Participant for purposes of eligibility to receive Employer Contributions and Discretionary Contributions, commencing with the first Plan Year that follows the date on which he again becomes an Eligible Employee.
Section 4.04 Employer Contributions. Each Plan Year in which an Employer makes a Qualified Plan Contribution to a Qualified Plan on behalf of a Participant, CSS shall credit to such Participant’s Employer Contribution Account an amount that is equal to the product of (x) and (y), where “(x)” is the sum of (i) Qualified Plan Contribution Percentage and (ii) the lesser of (A) the Qualified Plan Contribution Percentage or (B) the greater of (I) 6.2% or (II) the old-age insurance portion of the employer OASDI tax rate in effect at the beginning of the Plan Year pursuant to section 3111(a) of the Code; and “(y)” is the difference between (a) such Participant’s total Compensation for such Plan Year and (b) the compensation limit under section 401(a)(17)(A) of the Code (for 2009, the limit is $245,000), as adjusted in accordance with section 401(a)(17)(B) of the Code. Notwithstanding the immediately preceding sentence, if the Participant’s Compensation for any Plan Year is equal to or less than the compensation limit under section 401(a)(17)(A) of the Code, as adjusted in accordance with section 401(a)(17)(B) of the Code, for such Plan Year, no Employer Contribution shall be made to the Participant’s Employer Contribution Account for such Plan Year. For the avoidance of doubt, the amount, if any, that will be contributed to the Participant’s Employer Contribution Account for a Plan Year pursuant to this Section will be solely dependent on the Qualified Plan for which Participant participates in for the relevant Plan Year. If no Qualified Plan Contribution is made to the Qualified Plan in which the Participant participates during the Plan Year, the Participant shall not be eligible to receive an Employer Contribution under this Plan for the Plan Year.
Section 4.05 Discretionary Contributions. After the end of each Plan Year, CSS may credit, in its sole discretion, to each Participant’s Discretionary Contribution Account who CSS has determined to credit a Discretionary Contribution an amount that will be based on a percentage of such Participant’s Compensation that exceeds the contribution limitation (subject to applicable COLA) imposed by section 401(a)(17) of the Code. An amount credited to a Participant’s Discretionary Contribution Account pursuant to this Section 5.02 is purely discretionary and is in the sole discretion of the Committee and is independent of any Employer Contribution, if any, credited to a Participant pursuant to Section 5.01. If a Discretionary Contribution will be credited for a Plan Year, the Committee shall determine, in its sole discretion, which Participants shall be eligible for such Discretionary Contribution and the relevant percentage for such Participant, which percentages need not be uniform among Participants.

Section 4.06 Timing of Employer Contributions and Discretionary Contributions. Employer Contributions shall be credited to the Participant’s Employer Contribution Account at the same time as Qualified Plan Contributions are credited to the Participant’s account under the Qualified Plan. Discretionary Contributions shall be credited to the Participant’s Discretionary Contribution Account at the time determined by the Committee in its sole discretion.
ARTICLE V
ACCOUNTS
Section 5.01 Accounts. CSS shall establish and maintain on behalf of each Employer separate Accounts with respect to each Participant. A Participant’s Account(s) shall consist of one or more of the following subaccounts: Employer Contribution Account, Discretionary Contribution Account, Prior CSS Contribution Account, Prior Subsidiary Contribution Account, Prior Grandfathered CSS Contribution Account and Prior Grandfathered Subsidiary Contribution Account. The Participant’s Account(s) shall be reduced by the amount of any payments made by the Employer to the Participant or the Participant’s Beneficiary pursuant to this Plan.
Section 5.02 Earnings (or Losses) on Accounts. A Participant’s Account(s) shall be credited with all deemed earnings (or losses) generated by the Investment Funds elected by the Participant from time to time. Participants may allocate the amounts credited to their Account(s) among the Investment Funds available under the Plan only in whole percentages. The deemed rate of return, positive or negative, credited under each Investment Fund is based upon the actual investment performance of the corresponding investment portfolios that the Committee may designate from time to time, and shall equal the total return of each such Investment Fund net of asset based charges, including, without limitation, money management fees and fund expenses. The Committee may, on a prospective basis, add to or delete any of the Investment Funds.
Section 5.03 Investment Funds. Notwithstanding that the rates of return credited to Participants’ Account(s) are based upon the actual performance of the corresponding Investment Funds as the Committee may designate, neither CSS nor any other Employer shall be obligated to actually invest any amounts credited under this Plan in such Investment Funds or any other Investment Funds.
Section 5.04 Change in Investment Funds. A Participant may change the Investment Funds in which the amounts credited to his Account(s) are deemed to be allocated with whatever frequency is determined by the Committee. Each such change may include (a) reallocation of the amounts credited to the Participant’s existing Account(s) in whole percentages, and/or (b) change in investment allocation of amounts to be credited to the Participant’s Account(s) in the future, as the Participant may elect.

Section 5.05 Valuation of Account(s). The value of a Participant’s Accounts as of any date shall equal the amounts theretofore credited to such Account(s), including any earnings (positive or negative) deemed to be earned on each such Account(s) in accordance with Section 6.02, through the day preceding such date, less the amounts theretofore deducted from such Accounts.
Section 5.06 Statement of Accounts. The Committee shall provide to each Participant, not less frequently than annually, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in each Account.
ARTICLE VI
VESTING
Section 6.01 Vesting of Employer Contributions. A Participant shall become vested in the Employer Contributions credited to his Employer Contribution Account for a Plan Year at the same time he becomes vested in the Qualified Plan Contributions made to the Qualified Plan on his behalf for such Plan Year.
Section 6.02 Vesting of Discretionary Contributions. A Participant shall be fully vested in the Discretionary Contributions credited to his Discretionary Contribution Account for a Plan Year.
Section 6.03 Vesting of Prior CSS Contributions and Prior Subsidiary Contributions. A Participant shall become vested in the Prior CSS Contributions and the Prior Subsidiary Contributions credited to his Prior CSS Contribution Account and Prior Subsidiary Contribution Account for periods prior to the Effective Date at the time(s) such amounts would have become vested under the terms of the Prior CSS Plan and Prior Subsidiary Plan, as applicable, immediately prior to the Effective Date.
Section 6.04 Vesting of Prior Grandfathered CSS Contributions and Prior Grandfathered Subsidiary Contributions. A Participant is fully vested in the Prior CSS Grandfathered Contributions and the Prior Grandfathered Subsidiary Contributions credited to his Prior Grandfathered CSS Contribution Account and Prior Grandfathered Subsidiary Contribution Account.

ARTICLE VII
DISTRIBUTIONS
Section 7.01 Distribution from Employer Contribution Account, Discretionary Contribution Account, Prior CSS Contribution Account and Prior Subsidiary Account for Participants Who Are Not Deemed Specified Employees. Any Participant who is not a Specified Employee at the time of his Separation From Service shall receive a single sum distribution of the entire value of the vested amounts credited to his Employer Contribution Account, Discretionary Contribution Account, Prior CSS Contribution Account, and Prior Subsidiary Contribution Account, as applicable, under the Plan within sixty (60) days following the Participant’s Separation Date. A distribution paid pursuant to this Section 8.01 shall be paid by the Participant’s Employer and shall be made entirely in cash.
Section 7.02 Distribution for Participants from Employer Contribution Account, Discretionary Contribution Account, Prior CSS Contribution Account and Prior Subsidiary Account Who Are Deemed Specified Employees. Any Participant who is a Specified Employee at the time of his Separation From Service shall receive a single sum distribution of the entire value of the vested amounts credited to his Employer Contribution Account, Discretionary Contribution Account, Prior CSS Contribution Account, and Prior Subsidiary Contribution Account, as applicable, under the Plan within sixty (60) days following the first day of the seventh month of the Participant’s Separation Date. Notwithstanding the immediately preceding sentence, if a Participant has a Separation From Service on account of his death or dies prior to the date the distribution would otherwise be made in accordance with the immediately preceding sentence, the Participant’s Beneficiary shall receive a single sum distribution of the entire value of the vested amount credited to the Participant’s Employer Contribution Account, Discretionary Contribution Account, Prior CSS Contribution Account, and Prior Subsidiary Contribution Account under the Plan within sixty (60) days following the date of the Participant’s death. A distribution paid pursuant to this Section 8.02 shall be paid by the Participant’s Employer and shall be made entirely in cash.
Section 7.03 Distribution for Participants from Prior Grandfathered CSS Contribution Account and Prior Grandfathered Subsidiary Contribution Account. Any Participant who is entitled to receive a distribution of the amounts credited to his Prior Grandfathered CSS Contribution Account and Prior Grandfathered Subsidiary Contribution Account, as applicable, under the Plan shall receive such distribution at the time(s) and in the form(s) as permitted under the Prior CSS Plan and Prior Subsidiary Plan, as applicable; provided, however, that if the Participant elects to receive his benefit in the form of a lump sum, such Participant must execute, and not revoke, the Release. A distribution paid pursuant to this Section 8.03 shall be paid by the Participant’s Employer and shall be made entirely in cash.
Section 7.04 Other Distribution Forms or Time. Except as provided in Section 8.03, no other form(s) and/or time(s) of distribution are permitted under this Plan.

ARTICLE VIII
MISCELLANEOUS
Section 8.01 Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Committee; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Account(s) as of the effective date of such amendment, suspension, discontinuance or termination. Notwithstanding the foregoing, the Committee may make all technical, administrative, regulatory and compliance amendments to the Plan that the Committee deems necessary and appropriate so that the Plan meets the requirements of section 409A of the Code and its corresponding regulations.
Section 8.02 Claims Procedures.
(a) Claim. A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee, setting forth the claim.
(b) Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply shall be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:
(i) The specific reason or reasons for such denial;
(ii) The specific reference to pertinent provisions of this Plan on which such denial is based;
(iii) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;
(iv) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including the time limits for requesting a review under subsection (c) and for review under subsection (d) hereof; and
(v) The Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
(c) Request for Review. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Committee. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred and stopped from challenging the determination.

(d) Review of Decision. Within 60 days after the Committee’s receipt of a request for review, it shall review the initial determination. After considering all materials presented by the Claimant, the Committee shall render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth (i) the specific reason or reasons for the decision, (ii) the specific references to the pertinent provisions of this Plan on which the decision is based, (iii) a statement that the Claimant is entitled to receive upon request and free of charge, access to and copies of all documents and other information relevant to the claim, and (iv) the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. If special circumstances require that the 60 day time period be extended, the Committee shall so notify the Claimant and shall render the decision as soon as possible, but no later than 120 days after receipt of the request for review.
Section 8.03 Designation of Beneficiary. In the Beneficiary Designation Agreement, each Participant may designate a Beneficiary or Beneficiaries to receive any payments that may be made following the Participant’s death. Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in the Beneficiary Designation Agreement, which may be subsequently changed, and shall not be effective until received by the Committee, or its designee. If no Beneficiary has been named in the Beneficiary Designation Agreement, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s designated Beneficiary under the Qualified Plan in which the Participant last actively participated, and if no Beneficiary has been designated under such Qualified Plan, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.
Section 8.04 Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Employer, nor shall it interfere with the rights of the Employer to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect that such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any qualified retirement arrangement established by the Employer for the benefit of its employees.
Section 8.05 No Limitation on Employer Actions. Nothing contained in the Plan shall be construed to prevent the Employer from taking any action that is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Employer as a result of such action.

Section 8.06 Obligations to Employer. To the extent permitted under section 409A of the Code, if the Committee acting on the Employer’s behalf determines that any Participant has outstanding any debt, obligation, or other liability representing an amount owing to or guaranteed by the Employer, that Participant’s benefits shall be calculated in accordance with all other applicable provisions of this Plan, then reduced by the amount of such debt, obligation, or other liability prior to payment of benefits to the Participant pursuant to Article VIII above.
Section 8.07 Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan. The Employer’s obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership that acquires all or substantially all of the Employer’s assets or (b) any corporation or partnership into which the Employer may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.
Section 8.08 Protective Provisions. Each Participant shall cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, and taking such other relevant action as may be requested by the Employer. If a Participant refuses to cooperate, the Employer shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current vested balance of the Participant’s Account in accordance with the Plan.
Section 8.09 Withholding Taxes. The Employer may make such provisions and take such actions as it may deem necessary or appropriate for the withholding of any taxes that the Employer is required to withhold by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant (or his Beneficiary), however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.
Section 8.10 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Employer, and no segregation of any assets whatsoever for such benefits shall be made. Notwithstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Employer.
Section 8.11 Trust Fund. The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Employer may establish one or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. Although such a trust shall be irrevocable, its assets shall be held for payment to all of the Employer’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Employer.

Section 8.12 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
Section 8.13 Successors. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.
Section 8.14 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflict of laws.
Section 8.15 Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.
Section 8.16 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.
Section 8.17 Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to CSS’ address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Employer’s records.
Section 8.18 Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Employer.
Section 8.19 Section 409A. The Plan is intended to comply with the applicable requirements of section 409A of the Code and its corresponding regulations and related guidance with respect to all amounts subject to such requirements, and shall be maintained in accordance with such requirements with respect to those amounts that are subject to such requirements. Notwithstanding anything in the Plan to the contrary, distributions from the Plan with respect to amounts subject to the requirements of section 409A of the Code may only be made in a manner, and upon an event, permitted by section 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall a Participant, directly or indirectly, designate the calendar year of payment.

EXHIBIT A
ELIGIBLE EMPLOYEES
CSS Industies, Inc.
Jack Farber
Christopher Munyan
Clifford Pietrafitta
John Nucero
Steven Cohen
William Kiesling
Lois Karpinski
Denise Andahazy
Keith Foley
Berwick Offray LLC
Scott Shea
Bruce Kerr
Chris Antonopoulos
Russell Hager
Barry Sokol
Denis Pesante
Lee Boy
Julie Pajic
Steven Lerman
Marla O’Dell
Carey Edwards
Paper Magic Group, Inc.
Paul Quick
William Brock
Ken VanArtsdalen
John S. Wentworth
Edward Robertson
Robert Kilbourne
Donald Post
Joseph O’Brien
C.R. Gibson LLC
Donald French
George Panagiotis
Randy Rock
Steve Wash

A-1

EXHIBIT B
PRIOR PLANS
Policy Memorandum, dated January 25, 1994, from Jack Farber to the file, relating to the establishment of the SERP, as amended by Amendment 1998-1, effective October 1, 1998, and by Amendment 2006-1, effective as of March 31, 2005.

B-1